MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., November 1, 2010  -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $215,000 for the three months ended September 30, 2010. This compares to net income of $194,000 for the quarter ended September 30, 2009. The increase was due to increases in net interest income and non-interest income offset by increases in non-interest expense, income tax provision and the provision for loan losses.

Net interest income for the quarter ended September 30, 2010 was $2.7 million, as compared to $2.5 million for the quarter ended September 30, 2009, with the increase primarily due to a reduction in interest expense attributed to a reduction in average cost of funds.  The interest rate spread for the September 30, 2010 quarter was 3.28%, compared to 2.82% for the quarter ended September 2009.  The average yield on interest earning assets for the September 2010 quarter was 4.84% compared to 5.14% for the quarter ended September 2009.  The average cost of interest bearing liabilities for the September 30, 2010 quarter was 1.56% compared to 2.32% for the quarter ended September 2009.

The provision for loan losses was $475,000 during the quarter ended September 30, 2010, an increase over the $345,000 provided during the quarter ended September 30, 2009.  The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The significant increase in the provision during the current period was primarily due to higher delinquency levels and economic conditions. The Bank had $15.7 million in nonperforming loans as of September 30, 2010 compared to $11.8 million as of September 30, 2009.

Noninterest income was $257,000 for the quarter ended September 30, 2010 compared to $167,000 for the quarter ended September 30, 2009.  The increase for the quarter ending September 30, 2010 compared to the quarter ended September 30, 2009 resulted primarily from an increase of $97,000 in fees and service charges, which included $78,000 in fees that were received from the early prepayment of an investment security, and a $6,000 increase in bank owned life insurance income, offset by decreases of $12,000 in unrealized gains on trading securities and $1,000 in other noninterest income.

Noninterest expense was $2.2 million for the quarter ended September 30, 2010, and $2.0 million for the quarter ended September 30, 2009.  The increase for the quarter ending September 30, 2010 as compared to the quarter ended September 30, 2009 resulted primarily from increases in salaries and benefits, directors’ compensation, FDIC assessment and noninterest expenses; offset in part by  a decrease in occupancy and equipment  expense.  Between the September 2010 and September 2009 quarters there were increases of $49,000 in salaries and employee benefits, $41,000 in other noninterest expense, $20,000 in directors’ compensation and decreases of $11,000 and $2,000 in occupancy and equipment and advertising expense, respectively.  The increases in salaries and employee benefits and directors’ compensation expenses reflect expenses related to the Bank’s restricted stock award program that was instituted in December 2009.   The primary increase in other noninterest expense was largely attributed to the increase in other real estate expense.

Total assets were $355.9 million at September 30, 2010, compared to $358.7 million at June 30, 2010 with the decrease due primarily to a $2.7 million decrease in loans receivable, net, and a $1.5 million decrease in securities held to maturity, offset in part by an increase of $1.3 million in cash and cash equivalents.  Deposits were $293.3 million at September 30, 2010, compared to $296.4 million at June 30, 2010, and FHLB advances remained the same for both periods.  Total equity was $40.2 million, compared to $40.0, primarily due to an increase in net income and a decrease in unearned ESOP shares.

At September 30, 2010 the Company had 5,180,168 shares outstanding compared to 5,183,468 shares outstanding as of June 30, 2010.  Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol "MSBF."   The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:  MSB Financial Corp.
          Michael Shriner, Executive Vice President
          908-647-4000
          mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At September 30	At June 30,
	2010	2010

Total assets	$355,918	$358,743

Cash and cash equivalents	22,428	21,144

Loans receivable, net	263,108	265,814

Securities held to maturity	45,952	47,477

Deposits	293,313	296,401

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	40,223	39,968

Summary of Operations:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2010	2009

Total interest income	$3,903	$4,280

Total interest expense	1,186	1,747

Net interest income	2,717	2,533

Provision for loan losses	475	345

Net interest income after provision
for loan losses	2,242	2,188

Noninterest income	257	167

Noninterest expense	2,153	2,042

Income before taxes	346	313

Income tax provision	131	119

Net income	$215	$194

Net income per common share:

basic and diluted	$0.04	$0.04

Weighted average number of shares of common stock	5,039,867	5,138,928
outstanding

Performance Ratios:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2010	2009

Return on average assets (ratio of net income
to average total assets)	0.24%	0.22%

Return on average equity (ratio of net income
to average equity)	2.14	1.89

Net interest rate spread	3.28	2.82

Net interest margin on average interest-earning
assets	3.37	3.04

Average interest-earning assets to average
interest-bearing liabilities	105.93	110.56

Operating expense ratio (noninterest expenses
to average total assets)	2.39	2.29

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	72.39	75.63

	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2010	2009
Asset Quality Ratios:

Non-performing loans to total loans	5.81%	4.15%

Non-performing assets to total assets	4.83	3.38

Net charge-offs to average loans outstanding	0.09	0.00

Allowance for loan losses to non-performing loans	18.00	18.12

Allowance for loan losses to total loans	1.05	0.75

Capital Ratios:

Equity to total assets at end of period	11.30%	11.34%

Average equity to average assets	11.18	11.54

Number of Offices	5	5